SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  November 3, 2001
                                                  ----------------


                        Composite Technology Corporation
             (Exact Name of Registrant as Specified in its Charter)

           Nevada                     0-10999                    59-2025386
----------------------------     ------------------          -------------------
(State or Other Jurisdiction       (Commission                (IRS Employer
       of Incorporation)           File Number)              Identification No.)


18881 Von Karman Avenue, Suite 1630, Irvine, California              92612
-------------------------------------------------------            ----------
(Address of Principal Executive Offices)                           (Zip Code)

Registrant's telephone number, including area code (949) 756-1091
                                                   --------------


                         ElDorado Financial Group, Inc.
                              211 West Wall Street
                              Midland, Texas 79701
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 1. Changes in Control of Registrant

     Composite Technology Corporation, a Nevada corporation (formerly ElDorado Financial Group, Inc.) (the "Company"), entered into an Agreement and Plan of Reorganization, dated November 3, 2001 (the "Agreement"), among the Company, Transmission Technology Corporation, a Nevada corporation ("TTC"), and certain stockholders of TTC (the "Stockholders"). The Stockholders owned 95.91% of the outstanding shares of common stock, par value $.001 per share (the "TTC Common Stock"), of TTC. Pursuant to the Agreement, as of November 3, 2001, the Stockholders, in a tax-free exchange, exchanged all of their shares of TTC Common Stock for an aggregate of 57,546,000 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company. As a result, TTC became a majority-owned subsidiary of the Company and the Stockholders became the holders of 89.9% of the issued and outstanding shares of Common Stock. The holders of the remaining 4.09% of TTC Common Stock are expected to exchange their shares for an additional 2,454,000 shares of Common Stock. As a result, after such additional exchange a total of 60,000,000 shares of Common Stock will have been issued and the former stockholders of TTC will own 90.2% of the issued and outstanding Common Stock.

Item 2. Acquisition or Disposition of Assets

     The Company acquired all the shares of TTC Common Stock in consideration of shares of Common Stock. TTC has recently obtained an exclusive license for patent pending Composite Reinforced Aluminum Conductor technologies, which are new electrical transmission and distribution cable designs that are able to deliver more power (ampacity) than conventional cables in use today. The new cable is lighter than conventional cables using steel re-enforcing and has a higher ampacity rating thus allowing it to replace existing lines without structural modification of the tower systems while allowing more power to be transmitted.

     Also as of November 3, 2001, Glenn Little resigned as the President and Chief Financial Officer of the Company and as a member of the Board of Directors of the Company. Matthew Blair resigned as Secretary and Treasurer but currently continues as a Director. Benton H Wilcoxon and C. William Arrington became Chief Executive Officer and Secretary and President, respectively, of the Company. Pursuant to the Agreement, Mr. Wilcoxon and Mr. Arrington will be appointed to the Board of Directors and Mr. Blair will resign as a Director each effective 10 days after transmittal of an Information Statement on Schedule 14F-1 to the stockholders of the Company.

     In connection with the Agreement, in exchange for their shares of TTC Common Stock each of Mr. Wilcoxon and Mr. Arrington was issued 19,850,514 shares of Common Stock, or 31.0% of the currently issued and outstanding Common Stock. Prior to the consummation of the transactions contemplated by the Agreement, Mr. Little was the controlling stockholder of the Company, owning 8,548,899 shares of Common Stock. As part of the transaction Mr. Little contributed, without consideration, 3,116,515 shares of Common Stock that he owned back to the Company for cancellation. For his services in connection with the transaction, Mr. Little was issued 185,000 shares of Common Stock. As of the date hereof, he owns 5,617,384 shares of Common Stock, or 8.8% of the currently issued and outstanding shares.

     Also, pursuant to the Agreement the Articles of Incorporation of the Company were amended to change the name of the Company and to increase the authorized shares of Common Stock from 100,000,000 shares to 200,000,000 shares, par value $.001 per share, and to authorize 5,000,000 shares of blank check preferred stock, par value $.001 per share. Certain consultants also were issued an aggregate of 450,000 shares of Common Stock (including the 185,000 shares issued to Mr. Little) in connection with their work on the transaction. Finally, the By-laws of the Company were amended so that they would be substantially identical to the By-laws of TTC.

     The foregoing information with respect to the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 1 and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     a. It is currently impractical for the Company to file the required financial statements for the acquisition described in Item 2 of this Current Report on Form 8-K. The Company intends to file such financial statements within 60 days of the filing of this Report;

     b. It is currently impractical for the Company to file the required pro forma financial statements for the acquisition described in Item 2 of this Current Report on Form 8-K. The Company intends to file such pro forma financial statements within 60 days of the filing of this Report;

     c.   Attached hereto as Exhibit 1 is a copy of the Agreement; and

     d. Attached hereto as Exhibit 2 is a copy of the Press Release relating to the closing of the Agreement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              COMPOSITE TECHNOLOGY CORPORATION
                              (Registrant)


 Date:  November 19, 2001      By: /s/ Benton H Wilcoxon
        -----------------         ----------------------
                                  Name: Benton H Wilcoxon
                                  Title:   Chief Executive Officer and Secretary




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